Tejas Incorporated Announces Third Quarter
2005 Financial Results
AUSTIN, TEXAS- November 14, 2005- Tejas Incorporated (OTC BB:TEJS) today announced third quarter 2005 financial results.
For the third quarter of 2005, total revenues were $3.6 million, which represents a $1.4 million year over year decrease as compared to the third quarter of 2004. Pre-tax net operating income for the third quarter of 2005 was ($4.7) million, which represents a $3.9 million year over year decrease for the quarter. After-tax net operating income for the third quarter of 2005 was ($2.9) million, which represents a $2.4 million decrease year over year as compared to the third quarter of 2004. Earnings per share on a basic and fully diluted basis for the third quarter of 2005 was ($0.37) compared to ($0.18) for the prior year period.
For the nine months ended September 30, 2005, total revenues were $30.1 million compared to $18.6 million for the same period in 2004, and after-tax net operating income was $111,000 compared to $323,900 for the same period in 2004. Basic and fully diluted earnings per share for the nine months ended September 30, 2005 was $0.02 compared to basic EPS of $0.11 and fully diluted EPS $0.10 for the same period in 2004.
Kurt Rechner, President and Chief Operating Officer, commented “While our third quarter numbers are not what we had hoped for, when you look at our overall year over year revenue through the 1st nine months of 2005, we experienced a substantial increase versus the same period in 2004. We are pleased with the progress we made in implementing our stated growth and diversification plans and believe that the important investments we made during the quarter will prove to help build the necessary foundation to increase our revenues and effectively grow our franchise.”

For the third quarter of 2005, the timetables of our various investment banking assignments were such that no transactions on which we were advising closed in the third quarter. Mr. Rechner noted, “As we have stated in the past, our progress is best measured on a long-term rather than quarterly basis, and we can confirm that there is no change in our confidence in our financial outlook as a result of this quarter’s investment banking revenue results.”
For the third quarter of 2005, brokerage and trading revenues were $2.0 million.
For the 3rd quarter 2005, management and consulting segment revenues, which encompass the Capital & Technology Advisors, Inc. contribution to our overall revenues, were $1.6 million.
Company Information
Tejas Incorporated (OTC BB:TEJS) is a financial services holding company whose primary operating subsidiaries include Tejas Securities Group, Inc., (“Tejas Securities”) and Capital & Technology Advisors, Inc. (“C&TA Inc.”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities; (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. C&TA Inc. is a consulting firm that provides operational and financial restructuring and related advice to clients primarily in the telecommunications and technology sectors. To learn more about Tejas Securities or C&TA Inc., please visit their web sites at www.tejassec.com or www.ctadvisors.net.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.
Earnings Conference Call:
Tejas Incorporated has scheduled a conference call/webcast to review its third quarter 2005 financial results for Tuesday, November 15, 2005 at 7:30 a.m. CST.
You may access the webcast of our call by visiting the Tejas Incorporated website (www.tejs.com). A direct link to the call will be found on the home page.

If you choose to participate via telephone, the dial-in number is 1-800-374-0113 for domestic callers, and 1-706-758-9607 for international callers.
Should you miss the call, you may access an archived copy at the Tejas Incorporated website (in the Investor Relations section), or via a replay at 1-800-642-1687- passcode 2331631# for domestic callers, or 1-706-645-9291- passcode 2331631# for international callers. The teleconference replay will be available for one week after the conference call.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue:
Commissions from agency transactions	1,642,420	817,857	5,035,549	3,192,303
Commissions from principal transactions	2,500,536	3,583,659	9,239,249	12,160,296
Underwriting and investment banking income	—	1,231,518	15,891,910	3,599,689
Net dealer inventory and investment income (loss), net of trading interest expense of $93,500, $0, $135,981 and $38,776, for the three and nine months ended September 30, 2005 and 2004, respectively	(2,267,801)	(731,133)	(2,012,838)	(537,203)
Consulting fees	1,595,437	—	1,595,437	—
Other income	157,996	96,814	384,162	144,714

Total revenue	3,628,588	4,998,715	30,133,469	18,559,799

Expenses:
Commissions, employee compensation and benefits	4,187,842	3,691,186	19,862,837	12,401,013
Clearing and floor brokerage	180,254	81,669	587,684	387,468
Communications and occupancy	488,810	500,785	1,592,803	1,437,630
Professional fees	1,620,844	709,367	2,872,198	1,631,339
Interest, including $23,836 , $23,288, $73,425 and $23,288 for the three and nine months ended September 30, 2005 and 2004, respectively, To related parties	88,671	57,823	222,945	114,240
Other	1,790,911	772,858	4,775,169	1,924,419

Total expenses	8,357,332	5,813,688	29,913,636	17,896,109

Income (loss) before income tax expense (benefit)	(4,728,744)	(814,973)	219,833	663,690

Income tax expense (benefit)	(1,794,713)	(276,423)	108,736	339,775

Net income (loss)	(2,934,031)	(538,550)	111,097	323,915
Less:
Dividends on Series A convertible preferred stock	(1,370)	—	(1,370)	—

Net income (loss) available to common stockholders	(2,935,401)	(538,550)	109,727	323,915

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Earnings (loss) per share of common stock:
Basic	(0.37)	(0.18)	0.02	0.11

Diluted	(0.37)	(0.18)	0.02	0.10

Weighted average common shares outstanding:
Basic	7,859,175	3,026,048	5,510,415	3,024,714

Diluted	7,859,175	3,026,048	6,431,230	3,470,266

Contact: Craig Biddle
cbiddle@tejassec.com
(512) 472-8104